Exhibit 99.1

NEWS

For Immediate Release

Editorial Contact:

Rich Yonker

Vitesse

+1.805.388.3700

Vitesse Reverse Stock Split Delayed to July 2, 2010

CAMARILLO, Calif. — July 1, 2010 — On June 30, 2010, Vitesse Semiconductor Corporation (Pink Sheets: VTSS.PK) announced that a 1-for-20 reverse split of its common stock had been completed and that trading would commence on a split-adjusted basis beginning at the open of trading on July 1, 2010 under the new CUSIP number 928497304.  However, the reverse stock split will not commence trading on a post-adjusted basis on July 1, 2010, but rather will commence trading on a post-adjusted basis at the open of trading on July 2, 2010.

The reverse stock split automatically combines each 20 shares of issued and outstanding common stock into one share of common stock. Vitesse will not issue fractional shares in connection with the reverse stock split and stockholders otherwise entitled to a fractional share will receive cash in lieu of the fractional share. Each stockholder’s percentage ownership in the Company and proportional voting power will remain unchanged after the reverse stock split, except for minor changes and adjustments resulting from the treatment of fractional shares.

Stockholders with shares held in book-entry form or through a bank, broker, or other nominee are not required to take any action and will see the impact of the reverse stock split reflected in their accounts. Beneficial holders may contact their bank, broker, or nominee for more information.

Stockholders with shares held in certificate form are required to exchange their stock certificates for a book-entry statement of holdings or a new certificate representing the shares of common stock resulting from the reverse split. Shortly after June 30, 2010, registered holders who hold stock in certificate form will receive a Letter of Transmittal and instructions for exchanging their certificates from Computershare Investor Services, Vitesse’s transfer agent. Registered holders may contact Computershare for more information at 781-575-2879.

Effective July 2, 2010, the conversion price of the Company’s 2014 Convertible Debentures will adjust to $4.50 as a result of the reverse stock split.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in high-performance Ethernet LAN, WAN, and RAN, Ethernet-over-SONET/SDH, Optical Transport (OTN), and best-in-class Signal Integrity and Physical Layer products for Ethernet,  Fibre Channel, Serial Attached SCSI, InfiniBand®, Video, and PCI Express applications. Additional company and product information is available at www.vitesse.com.

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Vitesse is a registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Cautions Regarding Forward Looking Statements:

All statements included or incorporated by reference in this release are forward-looking statements. These forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current facts. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” and similar terms, and variations or negatives of these words. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.